Exhibit No. 10.8

SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES

OF

ARMSTRONG WORLD INDUSTRIES, INC.

The Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. (the “Plan”) has been authorized by the Board of Directors of Armstrong World Industries, Inc. to be effective on and after May 1, 1989. This Plan supersedes, with the exception of the Armstrong Employment Protection Plan, all prior separation pay policies, practices, and plans of the Company whether in writing or otherwise.

1. DEFINITIONS

1.01 “Affiliate” shall mean any company which is related to the employing company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code, or as a trade or business under common control in accordance with Section 414(c) of the Code, or any other entity to the extent it is required to be treated as an Affiliated Company in accordance with Section 414(o) of the Code, or any organization which is part of an affiliated service group in accordance with Section 414(m) of the Code. For purposes under the Plan of determining whether an individual is an employee and the period of employment of such individual, each company shall be considered an Affiliate only for the period or periods during which such company is a member of the controlled group or under common control.

1.02 “Company” shall mean Armstrong World Industries, Inc., and any subsidiary or parent corporation of Armstrong World Industries, Inc. that shall have adopted this Plan.

1.03 “Committee” shall mean the Severance Pay Committee where membership shall include at least three salaried employees of the Company who are appointed by the President to administer the Plan.

1.04 “Date of Termination” shall mean the date on which an eligible Participant terminates service pursuant to Subsection 2.02 hereof.

1.05 “Disability” shall mean such incapacity due to physical or mental illness or injury as causes an Employee to be absent from employment duties for 180 consecutive calendar days.

1.06 “Employee” shall mean an individual who is either a Regular Full-Time Salaried Employee or Regular Part-Time Salaried Employee.

1.07 “Eligible Earnings” shall mean the Employee’s unadjusted annual base salary.

1.08 “Reasonable Alternative Employment” shall mean an offer of employment where (i) the base salary is equal to at least 90% of the employee’s current base salary, and (ii) the distance between the employee’s residence or current place of employment and the new place of employment is within 50 miles, or the distance of the employee’s current commute, whichever is greater.

1.09 “Regular Full-Time Employee” shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work the normal number of work hours for the location as determined by the Company.

1.10 “Regular Part-Time Employee” shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work for the Company less than the normal number of work hours.

1.11 “Weekly Eligible Earnings” shall mean Eligible Earnings divided by 52.

1.12 “Years of Service” shall mean the eligible Participant’s period of service with the Company, including partial years. A Participant who is a key executive as designated by the Board of Directors, or its delegate, will receive credit for years of service for employment prior to such Participant’s Company employment.

2. PARTICIPATION AND ELIGIBILITY

2.01 Participants. The participants in the Plan are all Regular Full-Time or Regular Part-Time Employees of the Company. Any employee who was previously employed by the Company and is rehired shall be entitled to credit for any prior period(s) of employment with the Company for the purpose of calculating Years of Service referenced in Section 1.12 and Section 3.01, in the event that the Employee’s reemployment is terminated under conditions which would otherwise entitle the Employee to benefits under the Plan. Any Employee who was previously employed by the Company and who terminated employment and received benefits under this Plan and is subsequently reemployed by the Company shall not be entitled to receive credit for any prior period of employment for which benefits have been paid under this Plan.

2.02 Eligibility.

(a)	Any Participant who is involuntarily terminated (1) due to a reduction in the workforce of the office on location where he/she is employed; (2) due to the elimination of the Employee’s position; or (3) any other reason approved in the Committee’s sole discretion, will be eligible for severance benefits, provided the Participant is not otherwise excluded from receiving benefits under Paragraph (b) below.

(b)	Any Participant whose employment with the Company is terminated by the Company for any of the reasons listed below shall not be eligible for benefits under the Plan:

(1)	because of the death or Disability of the Employee;

(2)	by the Company due to deliberately engaging in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Employee;

(3)	by the Employee;

(4)	by the Company in connection with the sale or transfer of a plant, unit, division, or subsidiary of the Company to a successor (whether by reason of a sale of stock or assets), and the Employee (i) continues employment with the successor organization or (ii) is offered Reasonable Alternative Employment by the successor, regardless of whether the Employee accepts or rejects the employment offer;

(5)	by the Company and the Employee refuses to accept an offer of Reasonable Alternative Employment with the Company or any Affiliate.

(c)	Generally, any Participant whose employment with the Company is terminated by the Company due to unacceptable job performance or for other disciplinary reasons (such as attendance issues or insubordination) shall not be eligible for benefits under the Plan unless otherwise approved in the Committee’s sole discretion.

2.03 Effect of Participant’s Eligibility to Retire. No eligible Participant will be denied severance benefits solely because such Participant is also eligible for retirement benefits under another plan of the Company.

2.04 Reservation of Rights. The Company reserves the right for the Committee to depart from the schedule listed in the Appendix where the eligible Participant’s attendance, job performance, or other job-related conduct appears to the Company to justify an upward or downward adjustment in benefits. However, in no event shall the maximum benefit payable under the Plan exceed twice such Participant’s annual compensation, as defined in 29 C.F.R. Section 2510.3-2(b)(2); nor shall the maximum payment period exceed 24 months after the termination of the Participant’s employment.

2.05 Classification of Employees to Whom the Plan Does Not Relate. The severance policies and procedures contained in this Plan do not apply to employees classified by the Company as temporary or hourly-paid employees.

3. BENEFITS

3.01 Amount and Schedule of Benefit Payments. The Company will provide severance pay and benefits, as described in paragraphs (a) through (e) below, to a Participant eligible for benefits under this Plan.

(a)	Accrued Salary. Any accrued salary not yet paid to the Participant for services performed prior to the Date of Termination shall be paid in compliance with state law, but not later than 20 calendar days following the Date of Termination.

(b)	Vacation Pay. The Participant will be reimbursed for vacation pay to the Date of Termination in accordance with Company policy.

(c)	Severance Pay. The Participant shall be paid a severance amount related to the Participant’s Years of Service and Eligible Earnings. The amount of severance payment shall be calculated using the schedule in the Appendix. Weeks of severance for partial years of service will be calculated proportionately.

(d)	Mode of Payment. After the eligible Participant has satisfied all conditions precedent to receive severance benefits, such benefits will be paid to the Participant in a lump sum within 30 days of termination, unless the Plan administrator approves payment by salary continuation or some combination of periodic and lump sum payments. Participants who are notified in writing of their eligibility for severance benefits under the Plan on or after March 1, 2005 will receive a lump sum payment of such benefit within 30 days of termination, provided that the eligible Participant has satisfied all conditions precedent to receive severance benefits.

(e)	Insurance Benefits. An eligible Participant’s insurance benefits shall be determined in accordance with the applicable insurance benefit plan.

3.02 Other Circumstances that Can Result in Disqualification, Forfeiture, Reduction or Suspension of Severance Benefits.

(a)	Elective Deductions. An eligible Participant may elect to have insurance premiums for Company-sponsored insurance plans deducted from severance payments.

(b)	Legally Required Deductions. Appropriate federal, state and local taxes will be withheld from all severance payments.

(c)	Effect of Rehire or Reinstatement (Or an Offer of Same). If an eligible Participant is granted severance benefits and the Participant is either rehired or reinstated as a regular salaried employee on a regular full-time basis by the Company (or is offered rehire or reinstatement on a full-time basis by the Company) before the end of the pay continuation period, then the Participant forfeits any unpaid severance payments for the periods following rehire or reinstatement (or the date of offer of same). In addition, to the extent the number of weeks of severance paid to the Participant exceeds the length of the Participant’s break in service, the Participant will be required to refund or reimburse the Company for the excess severance already paid to the Participant.

(d)	Effect of Sale of Portion of Business Assets. Any Participant whose employment with the Company is terminated during or in anticipation of a sale of some, but not all, assets of the Company is not entitled to severance benefits if the purchaser of such assets offers Reasonable Alternative Employment to the Participant, and such offer of employment is made by the purchaser within no later than eight (8) weeks after the termination of the Participant’s employment by the Company. Any severance paid to the Participant shall be repaid to the Company.

(e)	Effect of Participant Misconduct. Any Participant who accepts severance benefits is obligated to reimburse the Company for the full amount of such payments if the Participant subsequently discloses any of the Company’s trade secrets, violates any written covenants between the Participant and the Company, or otherwise engages in conduct that may adversely affect the Company’s reputation or business relations. Likewise, a Participant who engages in such conduct shall forfeit any right to any unpaid severance payments.

(f)	Effect of Employee Solicitation. Any participant who accepts severance benefits is obligated to reimburse the Company for the full amount of such payments if during the two-year period following the Participant’s Date of Termination, the Participant subsequently acts to approach, canvas, solicit or otherwise endeavor to entice away any employee of the Company or any Affiliate. Likewise, a Participant who engages in such conduct shall forfeit any right to any unpaid severance payments.

(g)	Effect of Adverse Economic Conditions. The Company may permanently suspend benefits under severance allowances in pay status (1) in the event of the Company’s insolvency, liquidation, or bankruptcy reorganization or (2) in the event the cost of providing such benefits would lead to the Company’s insolvency, liquidation, or bankruptcy reorganization.

(h)	Effect of Other Severance Pay Laws. Any severance benefits provided by the Company under this Plan shall be reduced dollar-for-dollar by any severance, separation, or any other termination pay benefit that the Company or any Affiliate is required to pay to an eligible Participant under any federal or state law.

(i)	Effect of Catastrophes and Other Extraordinary Events. Severance payments will not be made if the Participant’s employment is terminated because of fire, flood, explosion, bombing, earthquake or other disaster causing damage to the location facilities or when strikes, work stoppages or civil disturbances prevent continued operations.

(j)	Effect of Temporary Layoffs. Severance payments will not be made if a layoff is deemed to be temporary and of limited duration, e.g., a need for inventory reduction in a production facility or activities closely aligned with it. During such periods, Participants are encouraged to take any available vacation to which they may be entitled.

(k)

Non-Compete Agreement. The Participant who has been involuntarily terminated may be required to execute a Non-Compete Agreement when the Committee determines that such an Agreement is required to protect the Company. Any Participant who is asked to execute a Non-Compete Agreement will receive additional severance in an amount not less than One Thousand Dollars ($1,000) as consideration for the Non-Compete Agreement.

The Non-Compete Agreement must be signed and returned to the Company within 60 days after the Participant’s termination date in order for the Participant to receive any benefits under this Plan.

3.03 Condition Precedent to Severance Payments. For the Employee who becomes eligible for severance payments under the Plan, severance payments will not be paid under any circumstances until the eligible Participant executes a Company approved release of the Participant’s then existing rights and claims against the Company. The release must be signed and returned to the Company within 30 days after the Participant’s Date of Termination in order for the Participant to receive benefits under this Plan.

3.04 Impact of Armstrong Employment Protection Plan. Notwithstanding anything to the contrary in this Plan, in the event the Participant’s Date of Termination coincides with or follows a change in control, as defined in the Armstrong Employment Protection Plan, no benefits will be paid under this Plan. This Plan applies only in the case of an eligible Participant whose employment has been terminated by the Company prior to the change in control and who is otherwise eligible to receive a benefit hereunder.

4. AMENDMENT OR TERMINATION.

The Board of Directors of the Company may by written resolution terminate or amend this Plan at any time, provided that no amendment or termination of the Plan may adversely affect the amount, type, or timing of payment of benefits due and payable hereunder with respect to Participants whose employment has been terminated, except as provided in Section 3.02 of this Plan. Notwithstanding the foregoing, the Board of Directors has delegated the authority to amend the Plan to the Retirement Committee; provided, however, that the Board of Directors reserves the right to rescind or modify such delegation at any time and for any reason and retains the right to amend the Plan itself at any time.

5. ADMINISTRATION

5.01 Responsibility for administration of the Plan shall be vested in the Committee, which shall have the sole and exclusive discretionary authority to determine conclusively all questions arising in connection with the administration, interpretation and application of the Plan, either by general rules or by particular decisions, including (but not limited to) questions regarding eligibility for benefits hereunder and the amount, form and timing of payments thereof, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. Any such determination by the Committee shall be binding and conclusive upon all persons. The Committee may correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable by it to carry out the purpose of this Plan. The Committee may delegate administrative tasks as necessary to persons who are not Committee members.

5.02 All expenses of administering the Plan shall be borne by the Company. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

5.03 The Company may purchase insurance to cover potential liability of the Plan’s fiduciaries. The Plan may purchase insurance for its fiduciaries and/or for itself to cover liability and losses occurring by reason of the act or omission of a fiduciary.

5.04 The Plan is unfunded and all severance payments under the Plan shall be made from the general assets of the Company.

6. SUCCESSORS; BINDING AGREEMENT

6.01 In the event of a sale or transfer of a plant, unit, division, or subsidiary of the Company to a successor (whether by reason of a sale of stock or assets) by means of which any Employee continues employment with the successor organization or is offered employment with the successor organization, the Company shall not be obliged to negotiate with the successor organization over whether to establish any severance pay plan, policy, or practice with respect to such Employees or whether to cover such Employees under any existing severance pay plan, policy, or practice already maintained by the successor organization.

6.02 All rights of an eligible Employee hereunder shall inure to the benefit of and be enforceable by such Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an eligible Employee should die after having satisfied all conditions precedent to the receipt of such benefits, but prior to receiving all amounts of benefits payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in a lump sum in accordance with the terms of this Plan to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

7. ARBITRATION.

Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Lancaster County, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8. MISCELLANEOUS

8.01 No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or change by an eligible Employee or the beneficiary of such Employee except as may be required by law.

8.02 Neither the Plan nor any action taken hereunder shall be construed either (1) as giving any individual employed by the Company any right to receive severance benefits of a type or in any amount similar to the benefits described in Section 3.01 above, unless the individual qualifies for benefits under this Plan; or (2) as giving any Employee any right to be retained in the employ of the Company.

8.03 Payments of benefits under this Plan shall be made in lieu of payments of any severance benefits of a type similar to the benefits described in Section 3.01 above that may be offered under any written or unwritten severance pay policy maintained by the Company and there shall be no duplication of benefits previously paid under any such policy.

8.04 This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent preempted by the Employee Retirement Income Security Act or any other federal law.

8.05 The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.06 Any notice or other communication provided for in this Plan shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given if mailed by United States registered mail, return receipt requested, postage prepaid addressed in the case of an Employee to the Employee’s office at the Company with a copy to the Employee’s residence and in the case of the Company to its principal executive offices, attention of the Severance Plan Administrator.

As Amended Through March 15, 2005

The APPENDIX

Severance Pay Schedule

Effective July 1, 2001

Years of Service	Number of Weeks
1 or less	2.0
2	2.0
3	3.0
4	4.0
5	5.0
6	6.0
7	7.0
8	8.0
9	9.0
10	10.0
11	11.0
12	12.0
13	13.0
14	14.0
15	16.0
16	18.0
17	20.0
18	22.0
19	24.0
20	26.0
21	28.0
22	30.0
23	32.0
24	34.0
25	36.0
26	38.0
27 or more	39.0

SEVERANCE PAYMENT RELEASE AND

COVENANT TO NOT SUE

ARMSTRONG ADVISES YOU TO CONSULT AN ATTORNEY

In exchange for the severance pay and benefits which you will receive, you (and anyone acting on your behalf) agree to give up every past or present right or claim of any kind that is related to your employment with Armstrong World Industries, Inc., Armstrong Wood Products, Inc., or any other entity related to Armstrong World Industries, Inc. (“Armstrong” or the “Company”) and the Company’s termination of your employment. You agree to give up such rights and claims against the Company, as well as anyone related to the Company, such as the Company’s parents, subsidiaries, employees, officers, directors and agents (“Released Parties”), and agree not to file a lawsuit or initiate any proceedings related to such rights and claims against any of them.

These rights and claims include, but are not limited to, those which could arise under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), or any other federal, state, or local law, statute or regulation; claims based upon any express or implied contract; or claims for wrongful or retaliatory discharge; or for any tort, contractual or any other common-law claim. You also acknowledge and agree that the Released Parties have no obligation to hire or re-hire you; and you specifically agree and acknowledge that you will not seek to be hired or rehired by any of these entities, and in the event you do, the Released Parties may refuse to consider you.

In addition, you agree never to sue any Released Party in any forum for any claim covered by the above waiver and release language, except that you may bring a claim under the ADEA to challenge this Agreement. If you violate this Agreement by suing any Released Party, other than under the ADEA, you shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, and to the extent permitted by law, in the event you sue any Released Party (other than under the ADEA), you may, at the Released Party’s option, be required to return all monies and other benefits paid to you pursuant to this Agreement.

However, you do maintain the right to (1) receive the severance benefits under the terms of this Release, (2) receive your vested retirement or pension benefits under the terms of any Armstrong pension plan for which you are eligible, (3) receive benefits or exercise rights under the terms of any other plan or program that may be available to you and for which you qualify, including the right to pursue any claims review procedures or other rights provided by the terms of these plans, and (4) elect health care coverage under the federal continuation of health coverage law known as “COBRA” or under any applicable state law concerning continuation of health coverage.

You agree that during the two year period following your termination date, you will not directly or indirectly, on behalf of yourself or on behalf of any other person, firm, partnership, corporation, association or other entity, (1) call upon any of the customers or clients of the Company (or potential customers or clients of the Company whose business you solicited on behalf of the Company or whose needs you gained information about during his employment) for the purpose of soliciting to provide or providing any products or services similar to those provided by the Company; and/or (2) solicit, contact or induce any person to leave the employ of the Company.

You also agree that you have had time to review and consider this information, that you have received information about the various benefits to which you are entitled and that you have read and understood this information. Accordingly, it will be appreciated if you would sign a copy of this Release indicating your understanding of, concurrence and voluntary agreement with the plan outlined above. This Release must be signed and returned to the Company within 30 days after your termination date in order for you to receive the severance payment. If you fail to sign and return the Release within 30 days after your termination date, you will forfeit the severance payment.

You further acknowledge and agree that:

1.	The severance benefits provided pursuant to this Release constitute consideration for this Release, in that these are benefits to which you would not have been entitled had you not signed this Release.

2.	You have been given a period of at least twenty-one (21) days within which to consider this Release and review any documents.

3.	This Release does not waive any claims that you may have which arise after the date you sign this Release.

4.	This Release is not effective or enforceable for seven (7) days after you sign it and you may revoke it during that time by sending a written revocation to the human resources representative for your department.

I sign this form as my own free act and deed, and I hereby release any rights and claims as set forth above in exchange for the severance payment and benefits I am receiving.

Signature of Employee	Date

Please print name

Non-Compete Agreement

THIS AGREEMENT, made this     day of             , 20    , by and between                                  (hereinafter called “Employee”) and Armstrong World Industries, Inc., a Pennsylvania corporation (hereinafter called “Company”).

WHEREAS, Employee has been involuntarily terminated and is conditionally entitled to receive certain severance benefits from the Company including severance pay;

AND WHEREAS, the Employee has had access to confidential, proprietary information and trade secrets and has agreed to enter into this Non-Compete Agreement in consideration of receipt of severance pay and other severance benefits.

NOW, THEREFORE, in consideration of the Company providing the Employee with severance pay and other severance benefits, and intending to be legally bound hereby, the Company and the Employee agree as follows:

1. The Company agrees to provide Employee with severance pay and other severance benefits under various plans of the Company.

2. Employee agrees that for a period of two years from the date of this Agreement that Employee will not, without the Company’s prior written consent, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time, is engaged in the businesses now conducted by the Company, or its subsidiaries, anywhere within the geographical territory of the United States of America. The foregoing notwithstanding, Employee may make such investments that are permitted under Armstrong’s CORPORATE REFERENCE GUIDE covering Conflicts of Interest and Outside Work By Employees.

3. Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any covenant contained in this Agreement may result in material, irreparable damage to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such breach of this Agreement. In the event of such breach, the Company shall be entitled to obtain a temporary restraining order and/or preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Agreement and in addition to any other damages to which the Company may be entitled, the Employee will reimburse the Company for the full amount of severance pay already paid to such Employee and the Employee will forfeit any right to any unpaid severance payments.

4. The Employee agrees and consents that injunctive relief may be sought ex parte in any state or federal court of record in the Commonwealth of Pennsylvania, or in any state and county in which such violation may occur, or in any other court having jurisdiction at the election of the Company. The Employee agrees to and hereby submits to in personam jurisdiction before each and every such court for that purpose.

5. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date first above written.

EMPLOYEE:

COMPANY:
Armstrong World Industries, Inc.
BY: